Exhibit 19

ONTO INNOVATION INC.

Insider Trading Policy

1.
Background and purpose
1.1
Why Have We Adopted This Policy?

The federal securities laws prohibit any member of the Board of Directors (a “Director”), officer (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934 (the “Exchange Act”), an “Executive Officer”) or employee of Onto Innovation Inc. (together with its subsidiaries, the “Company”) from purchasing or selling Company securities on the basis of material nonpublic information concerning the Company, or from tipping material nonpublic information to others. These laws impose severe sanctions on individuals who violate them. In addition, the Securities and Exchange Commission (the “SEC”) has the authority to impose large fines on the Company and on the Company’s Directors, Executive Officers and controlling stockholders if the Company’s employees engage in insider trading and the Company has failed to take appropriate steps to prevent it (so-called “controlling person” liability).

This insider trading policy is being adopted in light of these legal requirements, and with the goal of helping:

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prevent inadvertent violations of the insider trading laws;
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avoid embarrassing proxy disclosure of reporting violations by persons subject to Section 16 of the Exchange Act;
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avoid even the appearance of impropriety on the part of those employed by, or associated with, the Company;
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protect the Company from controlling person liability; and
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protect the reputation of the Company, its Directors and its employees.

As detailed below, this policy applies to family members and certain other persons and entities with whom Directors and employees have relationships. However, nothing in this policy is applicable to transactions by the Company itself.

Each individual subject to this policy is responsible for complying with this policy in all respects and ensuring that any family member whose transactions are subject to this policy also complies. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, any Director, Executive Officer or any other employee of the Company pursuant to this insider trading policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. For more information, please see “Limitation on Liability” below.

1.2
What Type of Information is “Material”?

Information concerning the Company is considered material if there is a substantial likelihood that a reasonable shareholder would consider the information important in making an investment decision with respect to the Company’s securities. Stated another way, there must be a substantial likelihood that a reasonable shareholder would view the information as having significantly altered the “total mix” of information available about the Company. Material information can include positive or negative information about the Company. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, information concerning any of the following subjects, or the Company’s plans with respect to any of these subjects, would often be considered material:

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the Company’s revenues or earnings;
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a significant pending or proposed merger or acquisition involving the Company;
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a pending or proposed joint venture;
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a change in control of the Company;
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a significant change in the management or the Board of Directors of the Company;
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the public or private sale of a significant amount of securities of the Company;
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the Company’s decision to commence or terminate the payment of cash dividends;
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the establishment of a program to repurchase securities of the Company;
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a stock split;
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significant related party transactions;
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a default on outstanding debt of the Company, a bankruptcy filing or severe liquidity problems;
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pending or threatened significant litigation, or the resolution of such litigation;
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a new product release or a significant development, invention or discovery;
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the loss, delay or gain of a significant contract, sale or order or other important development regarding customers, collaborators or suppliers;

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a significant operational issue or investigation of a potential such issue, including cybersecurity incidents, product defects or losses, potential losses, breaches or unauthorized access to the Company’s property or assets, whether at its facilities or through its information technology infrastructure;
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a conclusion by the Company or a notification from its independent auditor that any of the Company’s previously issued financial statements should no longer be relied upon; or
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a change in or dispute with the Company’s independent auditor.

This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information.

1.3
When is Information “Nonpublic”?

Information concerning the Company is considered nonpublic if it has not been disseminated in a manner making it available to investors generally.

Information will generally be considered nonpublic unless (1) the information has been disclosed in a press release, in a public filing made with the SEC (such as a Report on Form 10-K, Form 10-Q or Form 8-K), or through a news wire service or daily newspaper of wide circulation, and (2) a sufficient amount of time has passed so that the information has had an opportunity to be digested by the marketplace.

2.
PROHIBITIONS RELATING TO TRANSACTIONS IN THE COMPANY’S SECURITIES and disclosure of nonpublic information
2.1
Covered Persons. This Section 2 applies to:
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all Directors;
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all employees (including Executive Officers);
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all family members of Directors and employees who share the same address as, or are financially dependent on, the Director or employee and any other person who shares the same address as the Director or employee (other than (x) an employee or tenant of the Director or employee or (y) another unrelated person whom the General Counsel determines should not be covered by this policy);
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all family members whose transactions in Company securities are directed by, or subject to the influence or control of, a Director or employee, regardless of whether those family members share the same address as, or are financially dependent on, the Director or employee;

January 2025

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all corporations, limited liability companies, partnerships, trusts or other entities controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities; and
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any other person(s) whom the General Counsel determines should be subject to this policy.
2.2
Prohibition on Trading While Aware of Material Nonpublic Information.
(a)
Prohibited Activities. Except as provided in Section 4, no person or entity covered by Section 2 may:
▪
purchase, sell or donate any securities of the Company while he or she is aware of any material nonpublic information concerning the Company or recommend to another person that they do so;
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tip or otherwise disclose to any other person any material nonpublic information concerning the Company if such person may misuse that information, such as by purchasing or selling Company securities or tipping that information to others;
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purchase, sell or donate any securities of another company while he or she is aware of any material nonpublic information concerning such other company which he or she learned in the course of his or her service as a Director or employee of the Company or recommend to another person that they do so; or
▪
tip or otherwise disclose to any other person any material nonpublic information concerning another company which he or she learned in the course of his or her service as a Director or employee of the Company if such person may misuse that information, such as by purchasing or selling securities of such other company or tipping that information to others.
(b)
Application of Policy After Cessation of Service. If a person ceases to be a Director or employee of the Company at a time when he or she is aware of material nonpublic information concerning the Company, the prohibition on purchases, sales or donations of Company securities in Section 2.2(a) shall continue to apply to such person until that information has become public or is no longer material.
2.3
Prohibition on Pledges. No person or entity covered by this Section 2 may purchase Company securities on margin, borrow against Company securities held in a margin account, or pledge Company securities as collateral for a loan.
2.4
Prohibition on Short Sales, Derivative Transactions and Hedging Transactions. No person or entity covered by this Section 2 may engage in any of the following types of transactions with respect to Company securities:

January 2025

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short sales, including short sales “against the box”; or
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purchases or sales of puts, calls or other derivative securities; or
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purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities.
2.5
Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of information concerning the Company’s business or financial affairs is forbidden. In the event that any Director or employee receives a request from anyone outside the Company, such as a stock analyst, for information (particularly financial results and/or projections), the inquiry should be referred to the Company’s Chief Financial Officer, who is responsible for coordinating and overseeing the release of such information to the investing public, analysts and others in compliance with applicable laws and regulations.
2.6
Prohibition Against Internet Disclosure. Unless specifically authorized by the Company, no Director or employee may disclose Company nonpublic information on the Internet and more specifically in forums (such as “chatrooms”) where companies and their prospects are discussed. Examples of such forums include but are not limited to Yahoo! Finance, Silicon Investor and Motley Fool. Posts in such forums (even to correct inaccurate information about the Company) may result in the disclosure of material nonpublic information and may bring significant legal and financial risk to the Company. Any unauthorized Internet post made by a Director or employee, or with information supplied by a Director or employee, will be treated as a violation of this policy. Nothing in this Section shall be deemed to prohibit Company employees from engaging in any concerted activity protected by the rules and regulations of the National Labor Relations Board.
3.
ADDITIONAL PROHIBITIONS APPLICABLE TO DIRECTORS, EXECUTIVE OFFICERS AND DESIGNATED EMPLOYEES
3.1
Covered Persons. This Section 3 applies to:
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all Directors;
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all Executive Officers;
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all employees, other than Executive Officers, reporting directly to the Chief Executive Officer (“CEO Reports”);
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such other employees as are designated from time to time by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the General Counsel as being subject to this Section 3 (the “Designated Employees”);
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all family members of Directors, Executive Officers, CEO Reports and Designated Employees who share the same address as, or are financially

January 2025

dependent on, the Director, Executive Officer or Designated Employee and any other person who shares the same address as the Director, Executive Officer or Designated Employee (other than (x) an employee or tenant of the Director, Executive Officer or Designated Employee or (y) another unrelated person whom the General Counsel determines should not be covered by this policy);
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all family members whose transactions in Company securities are directed by, or subject to the influence or control of, a Director, Executive Officer, CEO Report or Designated Employee, regardless of whether those family members share the same address as, or are financially dependent on, the Director, Executive Officer, CEO Report or Designated Employee; and
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all corporations, limited liability companies, partnerships, trusts or other entities controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities.
3.2
Blackout Periods.
(a)
Regular Blackout Periods. Except as provided in Section 4, no person or entity covered by this Section 3 may purchase, sell or donate any securities of the Company during the period beginning two weeks prior to the end of each fiscal quarter and ending upon the completion of the second full trading day after the public announcement of earnings for such quarter (a “regular blackout period”).
(b)
Corporate News Blackout Periods. The Company may from time to time notify Directors, Executive Officers and other specified employees that an additional blackout period (a “corporate news blackout period”) is in effect in view of significant events or developments involving the Company. In such event, except as provided in Section 4, no such individual may purchase, sell or donate any securities of the Company during such corporate news blackout period or inform anyone else that a corporate news blackout period is in effect. (In this policy, regular blackout periods and corporate news blackout periods are each referred to as a “blackout period.”)
(c)
Awareness of Material Non-Public Information when a Blackout Period is Not in Effect. Even if no blackout period is then in effect, if a person is aware of material nonpublic information the prohibitions contained in Section 2.2(a) apply.
3.3
Notice and Pre-Clearance of Transactions.
(a)
Pre-Transaction Clearance. No Director, Executive Officer, or other employee as may be designated from time to time by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the General Counsel as being subject to this Section 3.3 (each, a “Pre-Clearance Person”) may enter into a trading plan (as defined in Section 4.1 below), purchase, sell, give, donate or otherwise acquire or dispose of securities of the Company, other than in a transaction permitted under Section 4 below, without first obtaining written pre-clearance of the transaction or trading plan. Each Executive Officer (other than the Chief Executive Officer), CEO Report, and any other Pre-Clearance

January 2025

Person who attends Chief Executive Officer staff meetings must obtain pre-clearance of a transaction or trading plan from the Chief Executive Officer. Each other Pre-Clearance Person must obtain pre-clearance for a transaction or trading plan from either the Chief Financial Officer or the General Counsel. A request for pre-clearance shall be made in accordance with the procedures established by the General Counsel. When making a pre-clearance request, the requestor should advise the Chief Executive Officer, the Chief Financial Officer or the General Counsel, as applicable, of the awareness of any material nonpublic information about the Company. The Chief Executive Officer, the Chief Financial Officer or the General Counsel, as applicable, shall have sole discretion to decide whether to clear any contemplated transaction or trading plan. All trades or trading plans that are pre-cleared must be effected within three business days of receipt of the pre-clearance unless a longer or shorter period has been specified by the Chief Executive Officer, the General Counsel, or the Chief Financial Officer, as applicable. A pre-cleared trading plan or trade (or any portion of a pre-cleared trade) that has not been effected during the three business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material non-public information or becomes subject to a blackout period before the transaction or trading plan is effected, the transaction may not be completed.
(b)
Post-Transaction Notice. Each person or entity covered by this Section 3 who is subject to reporting obligations under Section 16 of the Exchange Act shall also notify the Chief Financial Officer or the General Counsel (or his or her designee) of the occurrence of any purchase, sale, gift, donation or other acquisition or disposition of securities of the Company as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by e-mail) and should include the identity of the covered person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price.
(c)
Deemed Time of a Transaction. For purposes of this Section 3.3, a purchase, sale, gift, donation or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).
4.
EXCEPTIONS
4.1
Exceptions. The prohibitions in Sections 2.2(a) and 3.2 on purchases, sales and donations of Company securities do not apply to:
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exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable equity award agreement; provided, however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) while the person is aware of material nonpublic information or during an applicable blackout period;
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acquisitions or dispositions of Company common stock under the Company’s 401(k) or other individual account plan that are made pursuant to standing

January 2025

instructions not entered into or modified while the person is aware of material nonpublic information or during an applicable blackout period;
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other purchases of securities from the Company (including purchases under the Company’s Employee Stock Purchase Plan) or sales of securities to the Company; provided, however, that if the transaction involves the exercise of stock options or other equity awards, the transaction must be permitted by the first bullet above; and
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bona fide gifts, unless the donor has reason to believe that the recipient intends to sell the securities while the donor is aware of material nonpublic information or during an applicable blackout period;
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purchases or sales made pursuant to a binding contract, written plan or specific instruction (a “trading plan”) which is adopted and operated in compliance with Rule 10b5-1; provided that such trading plan: (1) is in writing; (2) was submitted to the Company for review by the Company prior to its adoption; (3) was not adopted while the person was aware of material nonpublic information or during an applicable blackout period; (4) either specifies the amount, pricing, and timing of transactions in advance or delegates discretion on these matters to an independent third party; and (5) was adopted in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1; and provided further that: (i) overlapping plans that would not be permitted under Rule 10b5-1 are prohibited; (ii) more than one single-trade plan in any 12-month period is prohibited unless permitted under Rule 10b5-1; (iii) the person adopting the trading plan acts in good faith with respect to the plan; (iv) for Directors and Executive Officers, any trade under such trading plan shall not occur until at least the later of (a) 90 days following trading plan adoption or modification of the amount, price, or timing of the purchase or sale of securities in the trading plan (each a “Material Modification”), or (b) two business days following the disclosure of the Company’s financial results on form 10-Q or 10-K for the fiscal quarter in which the trading plan was adopted or subject to a Material Modification (but not to exceed 120 days); and (v) for any persons other than Directors and Executive Officers, any trade under such trading plan shall not occur until at least 30 days following trading plan adoption or Material Modification. Directors and Executive Officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5.
4.2
Partnership Distributions. Nothing in this policy is intended to limit the ability of a venture capital partnership or other similar entity with which a Director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected Director and the affiliated entity, in consultation with their own counsel (as appropriate), to

January 2025

determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.
4.3
Underwritten Public Offering. Nothing in this policy is intended to limit the ability of any person to sell Company securities as a selling stockholder in an underwritten public offering pursuant to an effective registration statement in accordance with applicable securities law.
5.
REGULATION BTR

If the Company is required to impose a “pension fund blackout period” under Regulation BTR, each Director and Executive Officer shall not, directly or indirectly sell, purchase or otherwise transfer during such blackout period any equity securities of the Company acquired in connection with his or her service as a director or officer of the Company, except as permitted by Regulation BTR.

6.
penalties for VIOLATION

Violation of any of the foregoing rules is grounds for disciplinary action by the Company, including termination of employment. In addition to any disciplinary actions the Company may take, insider trading can also result in administrative, civil or criminal proceedings which can result in significant fines and civil penalties, being barred from service as an officer or director of a public company, or imprisonment.

7.
company assistance and EDUCATION
7.1
Education. The Company shall take reasonable steps designed to ensure that all Directors and employees of the Company are educated about, and periodically reminded of, the federal securities law restrictions and Company policies regarding insider trading.
7.2
Assistance. The Company shall provide reasonable assistance to all Directors and Executive Officers, as requested by such Directors and Executive Officers, in connection with the filing of Forms 3, 4 and 5 under Section 16 of the Exchange Act. However, the ultimate responsibility, and liability, for timely filing remains with the Directors and Executive Officers.
7.3
Limitation on Liability. None of the Company, the Chief Executive Officer, the Chief Financial Officer, the General Counsel or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request to allow a pledge submitted pursuant to Section 2.3, a request for pre-clearance submitted pursuant to Section 3.3(a) or a trading plan submitted pursuant to Section 4.1. Notwithstanding any pre-clearance of a transaction or trading plan pursuant to Section 3.3(a) or review of a trading plan pursuant to Section 4.1, none of the Company, the Chief Executive Officer, the Chief Financial Officer, the General Counsel, or any of the Company’s other employees or any Director assumes any liability for the legality or consequences of such transaction or trading plan to the person engaging in or adopting such transaction or trading plan.

January 2025